EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2019 Second Quarter Results

Second Quarter 2019 Sales Increased 4.3% to $228.4 Million
Second Quarter 2019 Diluted Earnings Per Share Increased 111.8% to $0.36
August 2019 Comparable Sales Increased 7.1%
Company Raises Full Year Outlook

LYNNWOOD, Wash., Sept. 05, 2019 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the second quarter ended August 3, 2019.

Total net sales for the second quarter ended August 3, 2019 (13 weeks) increased 4.3% to $228.4 million from $219.0 million in the quarter ended August 4, 2018 (13 weeks). Comparable sales for the thirteen weeks ended August 3, 2019 increased 3.6% compared to a comparable sales increase of 6.3% for the thirteen weeks ended August 4, 2018. Net income for the second quarter of fiscal 2019 was $9.0 million, or $0.36 per diluted share, compared to net income of $4.4 million, or $0.17 per diluted share in the second quarter of the prior fiscal year.

Total net sales for the six months (26 weeks) ended August 3, 2019 increased 3.8% to $441.4 million from $425.3 million reported for the six months (26 weeks) ended August 4, 2018. Comparable sales increased 3.5% for the twenty-six weeks ended August 3, 2019 compared to a comparable sales increase of 7.2% for the twenty-six weeks ended August 4, 2018. Net income for the first six months of fiscal 2019 was $9.8 million, or $0.39 per diluted share, compared to net income for the first six months of the prior fiscal year of $1.8 million, or $0.07 per diluted share.

At August 3, 2019, the Company had cash and current marketable securities of $188.6 million compared to cash and current marketable securities of $132.9 million at August 4, 2018. The increase in cash and current marketable securities was driven by cash generated through operations partially offset by capital expenditures.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Our relentless attention to serving our customers combined with the power of our operating model once again fueled solid comparable sales growth and a significant improvement in profitability. Despite tougher two-year stacked comparisons, we continued to experience strong full price selling driven by our differentiated merchandise offering, authentic brand positioning and seamless shopping experience in whatever channel the customer wants to experience us. Additionally, we are starting to witness the benefits of our work aimed at executing our distinct approach to retailing in markets outside of North America. Our better than expected second quarter performance, combined with a good start to the third quarter, provides us with great momentum heading into the back half of the year and puts us into a position to deliver another year of record profitability.”

August 2019 Sales
The Company's comparable sales increased 7.1% for the four-week period ended August 31, 2019 compared to a comparable sales increase of 9.5% for the four-week period ended September 1, 2018.

Outlook
The Company is introducing guidance for the three months ending November 2, 2019. Net sales are projected to be in the range of $258 to $263 million including anticipated comparable sales growth of between 3.0% and 5.0%. Consolidated operating margins are expected to between 7.0% and 7.7% resulting in net income per diluted share of approximately $0.55 to $0.61.

Based on better than anticipated trends and performance year-to-date, the Company is raising its annual guidance. Fiscal 2019 comparable sales are now expected to increase between 2.0% and 4.0% compared to prior guidance of low single digits. Diluted earnings per share are now projected to range from $2.10 to $2.20, up from previous guidance of $1.84 to $1.94. The Company currently intends to open approximately 16 new stores in fiscal 2019, including up to 6 stores in North America, 7 stores in Europe and 3 stores in Australia.

Conference call Information
A conference call will be held today to discuss second quarter fiscal 2019 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (574) 990-9934 followed by the conference identification code of 3882277.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of August 31, 2019, we operated 711 stores, including 607 in the United States, 51 in Canada, 43 in Europe and 10 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2019 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	August 3, 2019	% of Sales	August 4, 2018	% of Sales
Net sales	$228,425	100.0%	$218,971	100.0%
Cost of goods sold	151,229	66.2%	146,436	66.9%
Gross profit	77,196	33.8%	72,535	33.1%
Selling, general and administrative expenses	65,523	28.7%	65,837	30.0%
Operating profit	11,673	5.1%	6,698	3.1%
Interest income, net	798	0.3%	238	0.1%
Other income, net	559	0.3%	248	0.1%
Earnings before income taxes	13,030	5.7%	7,184	3.3%
Provision for income taxes	4,005	1.7%	2,807	1.3%
Net income	$9,025	4.0%	$4,377	2.0%
Basic earnings per share	$0.36		$0.18
Diluted earnings per share	$0.36		$0.17
Weighted average shares used in computation of earnings per share:
Basic	25,199		24,955
Diluted	25,402		25,188

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts)

	Six Months Ended
	August 3, 2019	% of Sales	August 4, 2018	% of Sales
Net sales	$441,353	100.0%	425,257	100.0%
Cost of goods sold	297,693	67.5%	290,136	68.2%
Gross profit	143,660	32.5%	135,121	31.8%
Selling, general and administrative expenses	131,019	29.6%	130,133	30.6%
Operating profit	12,641	2.9%	4,988	1.2%
Interest income, net	1,650	0.3%	521	0.1%
Other income (expense), net	711	0.2%	(233)	(0.1%)
Earnings before income taxes	15,002	3.4%	5,276	1.2%
Provision for income taxes	5,184	1.2%	3,506	0.8%
Net income	$9,818	2.2%	1,770	0.4%
Basic earnings per share	$0.39		0.07
Diluted earnings per share	$0.39		0.07
Weighted average shares used in computation of earnings per share:
Basic	25,144		24,894
Diluted	25,395		25,211

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	August 3, 2019	February 2, 2019	August 4, 2018
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$63,846	$52,422	$41,409
Marketable securities	124,803	112,912	91,500
Receivables	21,615	17,776	20,554
Inventories	151,079	129,268	149,656
Prepaid expenses and other current assets	11,789	14,797	16,169
Total current assets	373,132	327,175	319,288
Fixed assets, net	116,219	120,503	125,141
Operating lease right-of-use assets	306,056	—	—
Goodwill	57,306	58,813	59,336
Intangible assets, net	14,672	15,260	15,470
Deferred tax assets, net	6,502	5,259	4,417
Other long-term assets	8,374	7,180	6,815
Total long-term assets	509,129	207,015	211,179
Total assets	$882,261	$534,190	$530,467

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$82,859	$35,293	$79,370
Accrued payroll and payroll taxes	15,582	21,015	15,640
Income taxes payable	2,895	5,817	2,580
Deferred rent and tenant allowances	—	7,489	7,895
Operating lease liabilities	58,646	—	—
Short term borrowings	—	—	5,623
Other liabilities	21,150	23,494	21,274
Total current liabilities	181,132	93,108	132,382
Long-term deferred rent and tenant allowances	—	37,076	38,265
Long-term operating lease liabilities	293,450	—	—
Other long-term liabilities	3,472	3,550	4,781
Total long-term liabilities	296,922	40,626	43,046
Total liabilities	478,054	133,734	175,428

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 25,770 shares issued and outstanding at August 3, 2019 and 25,521 shares issued and outstanding at February 2, 2019 and 25,520 shares issued and outstanding at August 4, 2018	156,625	153,066	149,961
Accumulated other comprehensive loss	(12,574)	(9,224)	(8,101)
Retained earnings	260,156	256,614	213,179
Total shareholders’ equity	404,207	400,456	355,039
Total liabilities and shareholders’ equity	$882,261	$534,190	$530,467

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Six Months Ended
	August 3, 2019	August 4, 2018
Cash flows from operating activities:
Net income	$9,818	$1,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	12,514	13,920
Noncash lease expense	28,318	—
Deferred taxes	935	(990)
Stock-based compensation expense	3,214	3,012
Other	(165)	310
Changes in operating assets and liabilities:
Receivables	(770)	(4,099)
Inventories	(22,727)	(25,993)
Prepaid expenses and other assets	(2,115)	(1,814)
Trade accounts payable	47,275	40,815
Accrued payroll and payroll taxes	(5,345)	(4,785)
Income taxes payable	(3,857)	(2,973)
Deferred rent and tenant allowances	—	(872)
Operating lease liabilities	(29,842)	—
Other liabilities	(2,090)	(2,997)
Net cash provided by operating activities	35,163	15,304
Cash flows from investing activities:
Additions to fixed assets	(8,292)	(9,061)
Purchases of marketable securities and other investments	(93,288)	(35,046)
Sales and maturities of marketable securities and other investments	82,123	41,200
Net cash used in investing activities	(19,457)	(2,907)
Cash flows from financing activities:
Proceeds from revolving credit facilities	—	29,227
Payments on revolving credit facilities	—	(24,233)
Proceeds from issuance and exercise of stock-based awards	583	621
Payments for tax withholdings on equity awards	(238)	(195)
Net cash provided by financing activities	345	5,420
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(504)	(693)
Net increase in cash, cash equivalents, and restricted cash	15,547	17,124
Cash, cash equivalents, and restricted cash, beginning of period	54,271	25,803
Cash, cash equivalents, and restricted cash, end of period	$69,818	$42,927
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$8,056	$7,362
Accrual for purchases of fixed assets	2,052	3,496

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200